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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Metron Technology N.V.

We consent to the incorporation by reference in the registration statement dated July 26, 2002 on Form S-3 of Metron Technology N.V. of our report dated July 12, 2001, with respect to the consolidated balance sheets of Metron Technology N.V. and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended May 31, 2001, and the related financial statement schedule, which report appears in the May 31, 2001, annual report on Form 10-K of Metron Technology N.V. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP
Mountain View, California
July 26, 2002

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  Exhibit 23.1